TRUST FOR INVESTMENT MANAGERS

                            SHAREHOLDER SERVICE PLAN
   with respect to StockJungle.com Market Leaders Growth Fund, StockJungle.com
    Pure Play Internet Fund, and StockJungle.com Community Intelligence Fund

                                 W H E R E A S:

     Trust for Investment Managers (the "Trust") is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act"), currently consisting of ___ series, and the Board of Trustees may establish additional series in the future.

     StockJungle.com Market Leaders Growth Fund, StockJungle.com Pure Play Internet Fund, and StockJungle.com Community Intelligence Fund (the "Funds") are each a series of the Trust. The Trust desires to adopt a Plan to provide for shareholder servicing of the Funds' Shares.

     StockJungle.com   Investment  Advisors,  Inc.  ("Adviser")  will  serve  as
shareholder servicer for the Funds. .

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each of the Funds on the following terms and conditions:

     1. The Fund will pay Adviser as set forth in paragraph 3, for providing or for arranging for the provision of non-distribution personal shareholder services provided by Adviser or by securities broker-dealers and other securities professionals ("Service Organizations") to beneficial owners of the shares of each of the Funds ("Clients"), including but not limited to shareholder servicing provided by Adviser at facilities dedicated to the Funds, provided that such shareholder servicing is not duplicative of the servicing otherwise provided on behalf of each of the Funds.

     2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Funds;
(b) aggregating and processing orders involving the shares of the Funds; (c) processing dividend and other distribution payments from the Trust on behalf of Clients; (d) providing information to Clients as to their ownership of shares of the Funds or about other aspects of the operations of the Funds; (e) preparing tax reports or forms on behalf of Clients; (f) forwarding communications from the Funds to Clients; (g) assisting Clients in changing the Funds' records as to their addresses, dividend options, account registrations or other data; and (h) providing such other similar services as Adviser may reasonably request to the extent the Service Organization is permitted to do so under applicable statutes, rules or regulations.
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     3. The Fund shall pay Adviser, for its services, at an annual rate of 0.25%
of the average daily net assets of each of the Funds. The Funds may make such payments monthly, and payments to Adviser may exceed the amount expended by Adviser during the month or the year to date. In the event that payments to Adviser during a fiscal year exceed the amounts expended (or accrued, in the case of payments to Service Organizations) during a fiscal year, Adviser will promptly refund to each of the Funds any such excess. Payments to Adviser may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion.

     Adviser may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what shares of each of the Funds, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

     4. While this Plan is in effect, Adviser shall report in writing at least quarterly to the Trust's Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

     5. This Plan has been approved by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the "Disinterested Trustees"), by vote cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect until August 5, 2001, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees including the Disinterested Trustees cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of each of the Funds.

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